EXHIBIT 99.1

American National Announces First Quarter Results

GALVESTON, Texas, April 24, 2018 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced net income of $18.8 million or $0.70 per diluted share for the first quarter of 2018. Net income for the first quarter of 2018 was reduced by $25.7 million in unrealized losses on equity securities as a result of our adoption of new accounting guidance(1) which impacted the first quarter of 2018 but not the first quarter of 2017.  Excluding the impact of these unrealized losses, net income would have been $44.5 million or $1.66 per diluted share as compared to first quarter 2017 net income of $39.8 million or $1.48 per diluted share.

Operating income for the first quarter of 2018 increased to $44.1 million or $1.63 per diluted share compared to $28.3 million or $1.05 per diluted share for the same period of 2017.  Operating income for the quarter primarily increased as a result of improved earnings from our property and casualty segment due to a lower combined ratio in the first quarter of 2018 as compared to the same period in 2017.  Operating income excludes net unrealized gains (losses) on equity securities and realized investment earnings.  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.

Book value per diluted share was $194.37 as of March 31, 2018 consistent with book value per share of $194.61 on December 31, 2017.

After-tax realized investment earnings for the first quarter of 2018 were $0.4 million or $0.03 per diluted share compared to earnings of $11.5 million or $0.43 per diluted share for the same period in 2017.

First quarter 2018 Highlights:

  First quarter 2018 premiums and other revenues, at $803.4 million, increased $23.6 million, or 3.0%, compared to the first quarter of 2017
  After-tax operating income increased $15.7 million, or 55.6% over the prior year quarter
  Total life insurance in force increased by $1.8 billion to reach $104.9 billion as of March 31, 2018

(1)  Reflects the January 1, 2018 adoption of ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended March 31,
	2018	2017

Revenues	$803,375,000	$779,797,000
After-tax earnings:
Operating income **	$44,068,000	$28,320,000
Net realized and unrealized gains (losses)**	(25,291,000)	11,520,000
Net income	$18,777,000	$39,840,000

Per diluted share earnings:
Operating income **	$1.63	$1.05
Net realized and unrealized gains (losses)**	(0.93)	0.43
Net income	$0.70	$1.48

Weighted average number of diluted shares
upon which computations are based	26,964,355	26,972,128

	As of
	March 31, 2018	December 31, 2017
Book value per diluted share	$194.37	$194.61

*      Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in May.
**    Operating income excludes unrealized investment gains (losses) on equity securities and net realized investment earnings (losses).  Realized investment earnings are comprised of realized investment gains (losses), equity in earnings (losses) of unconsolidated affiliates and income (loss) from non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $26.4 billion in assets, $21.2 billion in liabilities and $5.2 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553